News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Second Quarter 2016 Financial and Operating Results

LEXINGTON, KY (August 10, 2016) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended June 30, 2016. For the quarter, the Partnership reported a net loss of $121.9 million and Adjusted EBITDA of $4.5 million, compared to a net loss of $8.1 million and Adjusted EBITDA of $4.1 million in the second quarter of 2015. Approximately $118.7 million of asset impairment charges impacted the net loss for the quarter ended June 30, 2016. Diluted net loss per common unit was $13.42 for the quarter compared to diluted net loss per common unit of $2.73 for the second quarter of 2015. Total revenues for the quarter were $42.8 million, with coal sales generating $39.1 million of the total, compared to total revenues of $56.8 million and coal revenues of $48.5 million in the second quarter of 2015. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions will be paid for common or subordinated units for the quarter ended June 30, 2016.

Joe Funk, President and Chief Executive Officer of Rhino’s general partner, stated, “Our focus on cash generation resulted in positive cash flow from operations and Adjusted EBITDA during the quarter despite the historically difficult coal market. Our strong cash generation and continued support of our sponsor, Royal Energy Resources, Inc. (OTCQB:ROYE) (“Royal”), allowed us to reduce our debt by almost $6 million during the second quarter. We are pleased we were able to work with our creditors to extend our credit agreement to July 2017 with the possibility to extend the maturity to December 2017.

Our relationship with ION Carbon & Minerals, LLC (“Ion Carbon”), an wholly owned subsidiary of AMCI Holdings, Inc. (collectively referred to as “AMCI”), has provided Rhino the opportunity to commence test shipments to major European steel companies in the back half of 2016. Rhino believes these initial test shipments could lead to potential contracted business in 2017. We look forward to the opportunity this relationship with AMCI will bring to Rhino and our unitholders and the capability for AMCI to place Rhino coals into markets where we have not historically participated. Our relationship with AMCI is an example of the insight and market strategies that Royal has provided to help us grow our cash flow in the future.

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Safety remains a top priority at all of our operations as we continue to manage through these difficult coal market conditions. Although natural gas prices have risen during the past few weeks from historic lows, persistently low natural gas prices continue to adversely affect the steam coal markets.

We have resumed mining operations at our previously idled underground mine at our Rob Fork complex in Central Appalachia, as we were able to secure an export met coal order for 60,000 tons that will be shipped ratable over the balance of 2016. In addition, we contracted a second met coal export order for 70,000 tons that will be shipped ratable from August 2016 through January of 2017 from our Tug Fork operations. These orders will greatly reduce the holding costs incurred on the idled operations in Central Appalachia over the balance of 2016.

Continued productivity improvements at Pennyrile have lowered costs and improved the coal recovery rates at this operation compared to the prior year. Pennyrile has become a positive cash flow producer for Rhino during the first six months of 2016 as we have increased production and sales to meet our contracted positions for 2016. We are fully contracted for 2016 at Pennyrile with 1.2 million tons forecast to be produced and sold this year. We are confident Pennyrile will be a positive cash flow provider for the Partnership for the remainder of 2016 at these production and sales levels. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

In Northern Appalachia, our customers took delivery of additional shipments from our Hopedale operation compared to the previous quarter as these customers fulfil their contracted tons that were carried over from the prior year. The increased shipments helped improve our Northern Appalachia results during the quarter. We continue to lower the cost structure at our Hopedale operation, but we believe the ongoing production of low-priced natural gas in this region will continue to reduce the demand for Northern Appalachia steam coals in the near term. We continue to seek sales contracts for the remainder of Hopedale’s 2016 open sales position. Our Sands Hill operation in Northern Appalachia continued to produce positive results in the quarter. At Rhino Western, our Castle Valley operation performed well during the quarter providing positive cash flow, which we expect to continue for the remainder of the year.”

Coal Operations Update

Pennyrile

●	Pennyrile’s sales are fully contracted through 2016 and 2017 at current production levels.

●	Productivity improvements at Pennyrile have lowered costs, improved coal recovery rates and turned this operation into a positive cash flow producer during the first six months of 2016.

●	Rhino’s Pennyrile operations produced approximately 342,000 tons during the second quarter while coal sales were approximately 334,000 tons.

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Northern Appalachia

●	For the second quarter, year-over-year coal revenues per ton increased slightly by $0.44 to $57.21 due to a higher mix of higher priced tons shipped from our Hopedale operation during the second quarter of 2016.

●	Sales volume was 161,000 tons, versus 253,000 tons in the prior year and 122,000 tons in the prior quarter. Sales were lower year-to-year due to decreased sales volumes from our Hopedale operation due to weak steam coal market conditions in Northern Appalachia caused by low-priced natural gas.

Rhino Western

●	Coal revenues per ton in the quarter increased to $38.70 versus $37.59 in the prior year and $38.08 in the prior quarter. Coal revenues per ton increased due to higher contracted prices for coal from Rhino’s Castle Valley mine. Sales volume was 215,000 tons versus 268,000 tons in the prior year and 252,000 tons in the prior quarter.

●	Cost of operations per ton was $29.54 versus $34.16 in the prior year and $32.48 in the prior quarter. Castle Valley had lower maintenance and other expenses in the current quarter, which led to the quarter-to-quarter decrease in cost of operations per ton.

Central Appalachia

●	Coal revenues per ton in the quarter was $63.03 versus $58.65 in the prior year and $56.00 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $83.72 versus $81.83 in the prior year and $81.61 in the prior quarter. Steam coal revenue in the quarter was $51.99 per ton versus $52.57 in the prior year and $51.02 in the prior quarter. Sales volume was 88,000 tons in the quarter versus 233,000 in the prior year and 100,000 tons in the prior quarter.

●	Cost of operations per ton in the quarter was $33.95 versus $54.95 in the prior year and $29.99 in the prior quarter.

Asset Impairment

The Partnership’s Elk Horn coal leasing company is located in eastern Kentucky and provides the Partnership with coal royalty revenues from coal properties owned by Elk Horn and leased to third party operators. The ongoing weakness in the central Appalachia steam coal markets has adversely affected the price and demand for steam coal produced by operators that mine coal on the Elk Horn properties. Thus, Elk Horn’s royalty revenues have also declined as the operators produce less coal and prices for steam coal are depressed. During the second quarter of 2016, the Partnership received an inquiry from a third party interested in purchasing Elk Horn. Based upon the price offered by the third party and the continued deterioration of the central Appalachia steam coal markets that has adversely affected Elk Horn’s financial results, the Partnership decided to evaluate the Elk Horn assets for potential impairment as of June 30, 2016. The Partnership recorded total asset impairment charges of approximately $118.7 million related to the Elk Horn long-lived asset group during the quarter ended June 30, 2016.

Capital Expenditures

●	Maintenance capital expenditures for the second quarter were approximately $0.2 million.

●	Expansion capital expenditures for the second quarter were approximately $1.7 million.

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Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q3 to Q4 2016		Year 2017
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$50.90	799,700	$49.19	1,250,000
Rhino Western	$39.00	526,430	$39.00	300,000
Central Appalachia	$57.47	375,660	$54.84	275,500
Total	$48.67	1,701,790	$48.37	1,825,500

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

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Overview of Financial Results

Results for the three months ended June 30, 2016 included:

●	Adjusted EBITDA from continuing operations of $4.5 million and net loss from continuing operations of $121.9 million compared to Adjusted EBITDA from continuing operations of $4.1 million and a net loss from continuing operations of $8.1 million in the second quarter of 2015. Approximately $118.7 million of asset impairment charges impacted the net loss for the quarter ended June 30, 2016.

●	Basic and diluted net loss per common unit from continuing operations of $13.42 compared to basic and diluted net loss per common unit from continuing operations of $2.73 for the second quarter of 2015.

●	Coal sales were 0.8 million tons, which was a decrease of 18.5% compared to the second quarter of 2015, primarily due to lower sales from Central Appalachia due to weak demand for met and steam coal from this region.

●	Total revenues and coal revenues of $42.8 million and $39.1 million, respectively, compared to $56.8 million and $48.5 million, respectively, for the same period of 2015.

●	Coal revenues per ton of $49.01 compared to $49.51 for the second quarter of 2015, a decrease of 1.0%.

●	Cost of operations from continuing operations of $33.9 million compared to $47.3 million for the same period of 2015.

●	Cost of operations per ton from continuing operations of $42.43 compared to $48.33 for the second quarter of 2015, a decrease of 12.2%.

Total coal revenues decreased approximately 19.3% primarily due to fewer steam coal tons sold in Central Appalachia, partially offset by increased sales from the Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily because of lower prices for steam coal sold in Central Appalachia in the second quarter of 2016 compared to the same period of 2015, as well as the larger mix of lower priced tons from the Pennyrile mine. Total cost of operations decreased primarily due to lower costs in Central Appalachia and Northern Appalachia as production was reduced in these regions in response to weak market demand, partially offset by increased costs from higher production at the Pennyrile mine in the Illinois Basin. The decrease in the cost of operations on a per ton basis was primarily due to a decrease from Central Appalachia as coal was produced from lower cost operations during the three months ended June 30, 2016 compared to the same period in 2015.

Results for the six months ended June 30, 2016 included:

●	Adjusted EBITDA from continuing operations of $11.1 million and net loss from continuing operations of $123.2 million compared to Adjusted EBITDA from continuing operations of $9.6 million and a net loss from continuing operations of $12.7 million in the first six months of 2015. Approximately $118.7 million of asset impairment charges impacted the net loss for the six months ended June 30, 2016. Adjusted EBITDA and net loss from continuing operations for the first six months of 2016 were benefited by approximately $3.9 million from a prior service cost benefit resulting from the cancellation of the postretirement benefit plan at the Partnership’s Hopedale operation. Including net income from discontinued operations of approximately $0.7 million, total net loss and Adjusted EBITDA for the six months ended June 30, 2015 were $12.0 million and $10.3 million, respectively. Rhino did not have any income or loss from discontinued operations in the first six months of 2016.

●	Basic and diluted net loss per common unit from continuing operations of $26.57 compared to basic and diluted net loss per common unit from continuing operations of $4.18 for the first six months of 2015.

●	Coal sales were 1.6 million tons, which was a decrease of 14.2% compared to the first six months of 2015, primarily due to lower sales from Central Appalachia due to weak demand for met and steam coal from this region, partially offset by increased sales from the Pennyrile operation.

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●	Total revenues and coal revenues of $83.2 million and $75.8 million, respectively, compared to $112.9 million and $94.0 million, respectively, for the same period of 2015.

●	Coal revenues per ton of $47.72 compared to $50.77 for the first six months of 2015, a decrease of 6.0%.

●	Cost of operations from continuing operations of $63.3 million compared to $93.5 million for the same period of 2015.

●	Cost of operations per ton from continuing operations of $39.86 compared to $50.47 for the first six months of 2015, a decrease of 21.0%.

Total coal revenues decreased approximately 19.4% primarily due to fewer steam coal tons sold in Central Appalachia, partially offset by increased sales from the Pennyrile mine in the Illinois Basin. Coal revenues per ton decreased primarily because of lower prices for steam coal sold in Central Appalachia in the first six months of 2016 compared to the same period of 2015, as well as the larger mix of lower priced tons from the Pennyrile mine. Total cost of operations decreased primarily due to lower costs in Central Appalachia and Northern Appalachia as production was reduced in these regions in response to weak market demand, partially offset by increased costs from higher production at the Pennyrile mine in the Illinois Basin. The decrease in the cost of operations on a per ton basis was primarily due to a decrease from the Pennyrile mine in the Illinois Basin as production was increased and optimized during the six months ended June 30, 2016 compared to the same period in 2015, as well as a $3.9 million benefit in Northern Appalachia during the six months ended June 30, 2016 from a prior service cost benefit resulting from the cancellation of the postretirement benefit plan at the Hopedale operation.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues. For the quarter ended June 30, 2016, the Partnership had four reportable business segments: Central Appalachia (including the Elk Horn coal leasing operations), Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

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(In millions, except per ton data and %)	Second Quarter 2016	Second Quarter 2015	% Change* 2016 / 2015	Year to Date 2016	Year to Date 2015	% Change* 2016 / 2015
Central Appalachia
Coal revenues	$5.6	$13.7	(59.4%)	$11.2	$28.9	(61.4%)
Total revenues	$6.8	$19.0	(64.5%)	$13.5	$41.3	(67.4%)
Coal revenues per ton*	$63.03	$58.65	7.5%	$59.29	$61.45	(3.5%)
Cost of operations	$3.0	$12.8	(76.6%)	$6.0	$25.7	(76.6%)
Cost of operations per ton*	$33.95	$54.95	(38.2%)	$31.84	$54.58	(41.7%)
Tons produced	0.112	0.266	(57.9%)	0.196	0.532	(63.1%)
Tons sold	0.088	0.233	(62.2%)	0.188	0.470	(60.0%)
Northern Appalachia
Coal revenues	$9.2	$14.3	(35.7%)	$15.9	$29.1	(45.4%)
Total revenues	$11.6	$16.8	(30.9%)	$20.7	$34.1	(39.2%)
Coal revenues per ton*	$57.21	$56.77	0.8%	$55.95	$57.68	(3.0%)
Cost of operations	$7.8	$11.7	(32.9%)	$10.7	$24.7	(56.7%)
Cost of operations per ton*	$48.66	$46.26	5.2%	$37.70	$49.05	(23.1%)
Tons produced	0.147	0.245	(40.0%)	0.259	0.502	(48.4%)
Tons sold	0.161	0.253	(36.2%)	0.284	0.504	(43.7%)
Rhino Western
Coal revenues	$8.3	$10.1	(17.4%)	$17.9	$18.5	(3.3%)
Total revenues	$8.3	$10.1	(17.5%)	$17.9	$18.5	(3.4%)
Coal revenues per ton*	$38.70	$37.59	3.0%	$38.37	$37.27	2.9%
Cost of operations	$6.4	$9.2	(30.7%)	$14.5	$16.9	(13.9%)
Cost of operations per ton*	$29.54	$34.16	(13.5%)	$31.13	$33.95	(8.3%)
Tons produced	0.249	0.256	(2.8%)	0.487	0.500	(2.6%)
Tons sold	0.215	0.268	(19.8%)	0.467	0.497	(6.1%)
Illinois Basin
Coal revenues	$16.0	$10.4	54.5%	$30.8	$17.5	75.8%
Total revenues	$16.0	$10.6	51.2%	$30.9	$17.7	73.9%
Coal revenues per ton	$47.98	$46.07	4.1%	$47.49	$46.05	3.1%
Cost of operations	$13.8	$10.9	25.9%	$26.5	$20.8	27.2%
Cost of operations per ton	$41.38	$48.74	(15.1%)	$40.79	$54.65	(25.4%)
Tons produced	0.342	0.234	46.3%	0.669	0.394	69.6%
Tons sold	0.334	0.225	48.3%	0.649	0.381	70.5%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.1	$0.3	(75.5%)	$0.2	$1.3	(86.9%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$2.9	$2.7	6.7%	$5.6	$5.4	3.8%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$39.1	$48.5	(19.3%)	$75.8	$94.0	(19.4%)
Total revenues	$42.8	$56.8	(24.7%)	$83.2	$112.9	(26.4%)
Coal revenues per ton*	$49.01	$49.51	(1.0%)	$47.72	$50.77	(6.0%)
Cost of operations	$33.9	$47.3	(28.4%)	$63.3	$93.5	(32.3%)
Cost of operations per ton*	$42.43	$48.33	(12.2%)	$39.86	$50.47	(21.0%)
Tons produced	0.850	1.001	(15.1%)	1.611	1.928	(16.4%)
Tons sold	0.798	0.979	(18.5%)	1.588	1.852	(14.2%)

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

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** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Second Quarter 2016	Second Quarter 2015	% Change* 2016 / 2015	Year to Date 2016	Year to Date 2015	% Change* 2016 / 2015
Met coal tons sold	30.7	48.4	(36.6%)	47.0	126.7	(62.9%)
Steam coal tons sold	57.5	184.9	(68.9%)	141.3	343.5	(58.9%)
Total tons sold	88.2	233.3	(62.2%)	188.3	470.2	(60.0%)

Met coal revenue	$2,569	$3,961	(35.1%)	$3,899	$10,019	(61.1%)
Steam coal revenue	$2,990	$9,718	(69.2%)	$7,263	$18,878	(61.5%)
Total coal revenue	$5,559	$13,679	(59.4%)	$11,162	$28,897	(61.4%)

Met coal revenues per ton	$83.72	$81.83	2.3%	$82.99	$79.09	4.9%
Steam coal revenues per ton	$51.99	$52.57	(1.1%)	$51.41	$54.95	(6.4%)
Total coal revenues per ton	$63.03	$58.65	7.5%	$59.29	$61.45	(3.5%)

Met coal tons produced	41.8	77.7	(46.2%)	57.7	175.2	(67.1%)
Steam coal tons produced	70.2	188.5	(62.8%)	138.7	356.6	(61.1%)
Total tons produced	112.0	266.2	(57.9%)	196.4	531.8	(63.1%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Second Quarter 2016 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations or its inability to obtain alternative financing upon the expiration of its credit facility; Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; Rhino’s ability to successfully diversify its operations into other non-coal natural resources; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

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Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

(in thousands)

	June 30, 2016	December 31, 2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15	$78
Accounts receivable, net of allowance	13,234	14,569
Inventories	7,859	8,570
Prepaid expenses and other	4,994	6,227
Total current assets	26,102	29,444
Net property, plant & equipment, incl coal properties, mine development and construction costs	206,894	333,507
Investment in unconsolidated affiliates	7,473	7,578
Other non-current assets	37,112	34,138
TOTAL	$277,581	$404,667
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,537	$9,336
Current portion of long-term debt	288	41,479
Accrued expenses and other	13,869	14,914
Total current liabilities	25,694	65,729
NON-CURRENT LIABILITIES:
Long-term debt	40,225	2,595
Asset retirement obligations	22,722	22,980
Other non-current liabilities	43,468	45,435
Total non-current liabilities	106,415	71,010
Total liabilities	132,109	136,739
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	140,483	253,312
Subscription receivable from limited partners	(4,000)	-
General partner	8,989	9,821
Accumulated other comprehensive income	-	4,795
Total partners’ capital	145,472	267,928
TOTAL	$277,581	$404,667

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES:
Coal sales	$39,106	$48,469	$75,786	$94,025
Other revenues	3,634	8,296	7,383	18,924
Total revenues	42,740	56,765	83,169	112,949
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	33,860	47,318	63,311	93,470
Freight and handling costs	516	670	1,066	1,205
Depreciation, depletion and amortization	5,931	8,596	12,178	17,448
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	3,986	4,913	8,040	9,329
Loss on asset Impairments	118,705	2,179	118,705	2,179
(Gain)/loss on sale/disposal of assets—net	(25)	48	(295)	25
Total costs and expenses	162,973	63,724	203,005	123,656
(LOSS) FROM OPERATIONS	(120,233)	(6,959)	(119,836)	(10,707)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(1,725)	(1,313)	(3,299)	(2,270)
Interest income and other	31	36	64	38
Equity in net (loss)/income of unconsolidated affiliate	(26)	124	(105)	265
Total interest and other (expense)	(1,720)	(1,153)	(3,340)	(1,967)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(121,953)	(8,112)	(123,176)	(12,674)
NET (LOSS) FROM CONTINUING OPERATIONS	(121,953)	(8,112)	(123,176)	(12,674)
DISCONTINUED OPERATIONS
Income from discontinued operations	-	-	-	722
NET (LOSS)	$(121,953)	$(8,112)	$(123,176)	$(11,952)

General partner’s interest in net (loss)/income:
Net (loss) from continuing operations	$(808)	$(162)	$(832)	$(253)
Net income from discontinued operations	-	-	-	14
General partner’s interest in net income/(loss)	$(808)	$(162)	$(832)	$(239)
Common unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(104,558)	$(4,563)	$(89,511)	$(7,128)
Net income from discontinued operations	-	-	-	406
Common unitholders’ interest in net income/(loss)	$(104,558)	$(4,563)	$(89,511)	$(6,722)
Subordinated unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(16,587)	$(3,387)	$(32,833)	$(5,293)
Net income from discontinued operations	-	-	-	302
Subordinated unitholders’ interest in net income/(loss)	$(16,587)	$(3,387)	$(32,833)	$(4,991)
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(13.42)	$(2.73)	$(26.57)	$(4.18)
Net income per unit from discontinued operations	-	-	-	0.24
Net income/(loss) per common unit, basic	$(13.42)	$(2.73)	$(26.57)	$(3.94)
Subordinated units
Net (loss) per unit from continuing operations	$(13.42)	$(2.73)	$(26.57)	$(4.38)
Net income per unit from discontinued operations	-	-	-	0.24
Net income/(loss) per subordinated unit, basic	$(13.42)	$(2.73)	$(26.57)	$(4.14)
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(13.42)	$(2.73)	$(26.57)	$(4.18)
Net income per unit from discontinued operations	-	-	-	0.24
Net income/(loss) per common unit, diluted	$(13.42)	$(2.73)	$(26.57)	$(3.94)
Subordinated units
Net (loss) per unit from continuing operations	$(13.42)	$(2.73)	$(26.57)	$(4.38)
Net income per unit from discontinued operations	-	-	-	0.24
Net income/(loss) per subordinated unit, diluted	$(13.42)	$(2.73)	$(26.57)	$(4.14)

Distributions paid per limited partner unit (1)	$-	$0.02	$-	$0.07
Weighted average number of limited partner units outstanding, basic:
Common units	7,788	1,670	3,368	1,669
Subordinated units	1,236	1,240	1,236	1,240
Weighted average number of limited partner units outstanding, diluted:
Common units	7,788	1,670	3,368	1,669
Subordinated units	1,236	1,240	1,236	1,240

(1) No distributions were paid on the subordinated units for the three and six months ended June 30, 2016 and 2015.

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Second Quarter 2016	Second Quarter 2015	Year to Date 2016	Year to Date 2015
Net (loss) from continuing operations	$(121.9)	$(8.1)	$(123.2)	$(12.7)
Plus:
Depreciation, depletion and amortization (DD&A)	5.9	8.6	12.2	17.4
Interest expense	1.7	1.3	3.3	2.3
EBITDA from continuing operations **	$(114.3)	$1.8	$(107.7)	$7.1
Plus: Provision for doubtful accounts (1)	0.1	0.1	0.1	0.3
Plus: Non-cash asset impairment (2)	118.7	2.2	118.7	2.2
Adjusted EBITDA from continuing operations	4.5	4.1	11.1	9.6
Net income from discontinued operations	-	-	-	0.7
Adjusted EBITDA	$4.5	$4.1	$11.1	$10.3

** Totals may not foot due to rounding.

(1)	During the three and six months ended June 30, 2016, the Partnership recorded a provision for doubtful accounts of approximately $0.1 million related to Elk Horn lessee customers in Central Appalachia. During the three and six months ended June 30, 2015, the Partnership recorded provisions for doubtful accounts of approximately $0.1 million and $0.3 million, respectively, related to Elk Horn lessee customers in Central Appalachia. The Partnership believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how the Partnership’s management assesses the performance of the business. The Partnership believes the adjustment of these items provides investors with additional information that they can utilize in evaluating the Partnership’s performance. Additionally, the Partnership believes the isolation of these items provides investors with enhanced comparability to prior and future periods of the Partnership’s operating results.

(2)	For the three and six months ended June 30, 2016, the Partnership recorded an asset impairment loss of approximately $118.7 million for its Elk Horn coal leasing company that was discussed earlier. For the three and six months ended June 30, 2015, the Partnership recorded an asset impairment loss of approximately $2.2 million for its Cana Woodford mineral rights since the Partnership classified this asset as held for sale as of June 30, 2015. The Partnership believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how the Partnership’s management assesses the performance of the business. The Partnership believes the adjustment of these items provides investors with additional information that they can utilize in evaluating the Partnership’s performance. Additionally, the Partnership believes the isolation of these items provides investors with enhanced comparability to prior and future periods of the Partnership’s operating results.

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	Three Months Ended June 30		Six Months Ended June 30
($ in millions)	2016	2015	2016	2015
Net cash provided by operating activities	$5.3	$9.4	$4.1	$11.4
Plus:
Increase in net operating assets	-	-	1.0	-
Gain on sale of assets	0.1	-	0.3	0.7
Amortization of deferred revenue	0.6	1.1	0.7	1.7
Amortization of actuarial gain	-	-	4.8	0.1
Interest expense	1.7	1.3	3.3	2.3
Equity in net income of unconsolidated affiliate	-	0.1	-	0.3
Less:
Decrease in net operating assets	1.4	6.4	-	3.4
Accretion on interest-free debt	-	-	-	0.1
Amortization of advance royalties	0.3	0.2	0.6	0.4
Amortization of debt issuance costs	0.4	0.5	1.0	0.7
Loss on retirement of advanced royalties	-	-	0.1	-
Equity-based compensation	0.5	-	0.5	-
Provision for doubtful accounts	0.1	0.1	0.1	0.3
Loss on asset impairment	118.7	2.2	118.7	2.2
Accretion on asset retirement obligations	0.4	0.6	0.7	1.1
Distribution from unconsolidated affiliates	-	-	-	0.2
Equity in net loss of unconsolidated affiliates	0.1	-	0.1	-
EBITDA	$(114.2)	$1.9	$(107.6)	$8.1
Plus: Loss on asset impairment (1)	118.7	2.2	118.7	2.2
Adjusted EBITDA	$4.5	$4.1	$11.1	$10.3
Less: Net income from discontinued operations	-	-	-	0.7
Adjusted EBITDA from continuing operations	$4.5	$4.1	$11.1	$9.6

(1)	For the three and six months ended June 30, 2016, the Partnership recorded an asset impairment loss of approximately $118.7 million for its Elk Horn coal leasing company that was discussed earlier. For the three and six months ended June 30, 2015, the Partnership recorded an asset impairment loss of approximately $2.2 million for its Cana Woodford mineral rights since the Partnership classified this asset as held for sale as of June 30, 2015. The Partnership believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how the Partnership’s management assesses the performance of the business. The Partnership believes the adjustment of these items provides investors with additional information that they can utilize in evaluating the Partnership’s performance. Additionally, the Partnership believes the isolation of these items provides investors with enhanced comparability to prior and future periods of the Partnership’s operating results.

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